December 2, 1996

                              AN IMPORTANT REMINDER


To the Holders of the Credit Card Participation
  Certificates of Standard Credit Card Trust 1990-3

         On October 30, 1996 solicitation materials were mailed to you on behalf of Citibank (South Dakota), N.A., and Citibank (Nevada), National Association (collectively, the "Banks"), as originators of the above-named Trust (the "Trust"), relating to the proposed amendment (the "Amendment") of the Pooling and Servicing Agreement (the "Agreement") pursuant to which Credit Card Participation Certificates of the Trust (the "Investor Certificates") were issued. According to our records, your consent card with respect to the Amendment has not yet been received. In order to be effective, your consent needs to be received on or prior to December 18, 1996.

         The Amendment and the reasons why your consent is requested are discussed in the solicitation materials previously mailed to you. You are encouraged to read those materials carefully and to contact the undersigned, at
(718) 248-5163, or Lisa Capuano, at (718) 248-5827 if you have any questions concerning the Amendment. If you need additional copies of the solicitation materials or need assistance in voting your consent, please call D.F. King & Co., Inc. at (800) 669-5550.

         Regardless of the size of your holdings, your consent is important because in order to implement the Amendment consents from the holders of Investor Certificates of the Trust representing not less than 66-2/3% of the undivided interest in the Trust must be received by December 18, 1996. Failure to complete and return a consent form will have the effect of a negative vote.

         Any Investor Certificateholder who gives its consent to the Amendment may not revoke its consent.

         We urge you to complete, sign, date and return the enclosed duplicate consent form today. Your interest and participation in this process are sincerely appreciated.

                                               Very truly yours,


                                               Vice President






                    IF YOU HAVE RECENTLY MAILED YOUR CONSENT,
              PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REMINDER.



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